Exhibit 99.1

B&G Foods Announces Third Quarter 2007 Financial Results

Parsippany, N.J., October 25, 2007—B&G Foods, Inc. (NYSE: BGS, BGF), a manufacturer and distributor of high-quality, shelf-stable foods, today announced financial results for the thirteen weeks ended September 29, 2007 (third quarter of 2007) and the thirty-nine weeks ended September 29, 2007 (first three quarters of 2007).

Financial Results for the Third Quarter of 2007

Net sales for the third quarter of 2007 increased 14.9% to $117.0 million from $101.9 million for the third quarter of 2006. The Cream of Wheat acquisition accounted for $15.4 million of the net sales increase offset by a decrease in net sales of $1.1 million relating to the termination of a temporary co-packing arrangement. The remaining $0.8 million of the net sales increase related to increases in sales price and unit volume. Net sales of Cream of Wheat products increased $0.9 million, or 5.9%, as compared to the third quarter of 2006 under the brand’s prior owner.

Gross profit for the third quarter of 2007 increased 30.4% to $38.3 million from $29.4 million in the third quarter of 2006. Gross profit expressed as a percentage of net sales increased 3.9% to 32.7% for the third quarter of 2007 from 28.8% in the third quarter of 2006. The increase in gross profit expressed as a percentage of net sales was due to the positive effect of the Cream of Wheat acquisition. Operating income increased 21.3% to $20.2 million for the third quarter of 2007, from $16.6 million in the third quarter of 2006.

Net income increased 40.7% to $4.8 million for the third quarter of 2007 compared to $3.4 million for the third quarter of 2006. Earnings per share of Class A common stock was $0.13 for the third quarter of 2007. Earnings per share of Class A common stock was negatively impacted by $0.02 due to a $1.4 million accrual ($0.9 million, net of tax) for special bonus awards to be paid in March 2008 to certain executive officers and members of our senior management in recognition of their contributions to the successful completion of the Cream of Wheat acquisition and the Class A common stock offering. During the fourth quarter of 2007, we expect to accrue an additional expense of $0.5 million ($0.3 million, net of tax) for the special bonus awards, which is expected to negatively impact earnings per share of Class A common stock for the fourth quarter of 2007 by $0.01. Prior to the third quarter of 2007, B&G Foods had two classes of common stock outstanding, and computed earnings per share under the two class method. As a result, it is not meaningful to compare earnings per share for the third quarter or the first three quarters of 2007 to the third quarter or first three quarters of 2006.

For the third quarter of 2007, EBITDA (see “About Non-GAAP Financial Measures” below) increased 29.0% to $24.0 million from $18.6 million for the third quarter of 2006.

David L. Wenner, Chief Executive Officer of B&G Foods, stated, “Our third quarter results reflect the successful integration of Cream of Wheat into the B&G Foods portfolio of products.  Cream of Wheat continues to perform well and has contributed meaningfully to our top and bottom line growth.  Our base business has been stable in the face of a challenging cost environment and we continue to evaluate pricing actions to counter foreseeable cost increases as we review our product lines for the balance of 2007 and 2008.”

Financial Results for the First Three Quarters of 2007

Net sales for the first three quarters of 2007 increased 13.0% to $339.0 million from $300.1 million in the comparable period of fiscal 2006. The net sales increase for the first three quarters of 2007 included $34.2 million from the Cream of Wheat acquisition offset by a decrease in net sales of $2.4 million relating to the termination of a temporary co-packing arrangement. The remaining $7.1 million net sales increase related to increases in sales price and unit volume. Net sales of Cream of Wheat products for the first three quarters of 2007 (which includes two months of net sales under the brand’s prior owner) increased $1.3 million, or 3.0%, as compared to net sales during the first three quarters of 2006 under the brand’s prior owner.

Gross profit for the first three quarters of 2007 increased 26.5% to $108.3 million from $85.6 million in the comparable period of last year. Gross profit expressed as a percentage of net sales increased 3.4% to 31.9% in the first three quarters of 2007 from 28.5% in the comparable period of fiscal 2006. The increase in gross profit expressed as a percentage of net sales was due to the positive effect of the Cream of Wheat acquisition. Operating income increased 28.5% to $60.4 million during the first three quarters of 2007, compared to $47.0 million in the comparable period of fiscal 2006.

Net income increased 45.4% to $12.7 million for the first three quarters of 2007 compared to $8.7 million for the comparable period of fiscal 2006. For the first three quarters of 2007, earnings per share of Class A common stock was $0.49. Earnings per share of Class A common stock was negatively impacted by $0.03 due to the $1.4 million accrual ($0.9 million, net of tax) for the special bonus awards discussed above. During the fourth quarter of 2007, we expect to accrue an additional expense of $0.5 million ($0.3 million, net of tax) for the special bonus awards, which is expected to negatively impact earnings per share of Class A common stock for full-year fiscal 2007 by $0.04.

For the first three quarters of 2007, EBITDA increased 32.5% to $70.1 million from $52.9 million for the first three quarters of 2006.

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 pm ET today, October 25, 2007. The call will be webcast live over the Internet from the Investor Relations section of B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call can also be accessed live over the phone by dialing (888) 802-2266 or for international callers by dialing (913) 312-1270.

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers. The password is 2042957. The replay will be available from October 25, 2007 through November 1, 2007.

About Non-GAAP Financial Measures

EBITDA (net income before net interest expense, income taxes, depreciation and amortization) is a “non-GAAP (Generally Accepted Accounting Principles) financial measure.”  A non-GAAP financial measure is defined as a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations and cash flows.

Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. A reconciliation of EBITDA with net income and net cash provided by operating activities is included below for the third quarter and first three quarters of 2007 and the third quarter and first three quarters of 2006, along with the components of EBITDA.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico. B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products. B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in our Annual Report on Form 10-K/A for fiscal 2006 filed on March 9, 2007 as updated in our Quarterly Reports on Form 10-Q subsequently filed with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	John Flanagan
866-211-8151	203-682-8222

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

(Unaudited)

	September 29, 2007	December 30, 2006
Assets
Current assets:
Cash and cash equivalents	$34,624	$29,626
Trade accounts receivable, net	37,749	31,090
Inventories	95,418	78,269
Prepaid expenses	3,263	3,246
Income tax receivable	1,170	516
Deferred income taxes	2,574	2,574
Total current assets	174,798	145,321

Property, plant and equipment, net of accumulated depreciation of $53,685 and $47,720	48,305	40,269
Goodwill	253,677	198,076
Trademarks	227,220	200,220
Customer relationship intangibles, net	124,381	14,369
Net deferred financing costs and other assets	17,797	17,950
Total assets	$846,178	$616,205

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$25,147	$21,520
Accrued expenses	24,481	16,520
Dividends payable	7,797	4,240
Total current liabilities	57,425	42,280

Long-term debt	535,800	430,800
Other liabilities	5,865	4,972
Deferred income taxes	68,977	62,666
Total liabilities	668,067	540,718

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Class A common stock, $0.01 par value per share. Authorized 100,000,000 shares; 36,778,988 and 20,000,000 shares issued and outstanding as of September 29, 2007 and December 30, 2006, respectively	368	200
Class B common stock, $0.01 par value per share. Authorized 25,000,000 shares; no shares issued or outstanding as of September 29, 2007 and 7,556,443 shares issued and outstanding as of December 30, 2006	—	76
Additional paid-in capital	210,024	119,152
Accumulated other comprehensive loss	(2,901)	(1,904)
Accumulated deficit	(29,380)	(42,037)
Total stockholders’ equity	178,111	75,487
Total liabilities and stockholders’ equity	$846,178	$616,205

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29, 2007	September 30, 2006	September 29, 2007		September 30, 2006

Net sales	$117,003	$101,854	$338,952		$300,099
Cost of goods sold	78,725	72,501	230,668		214,477
Gross profit	38,278	29,353	108,284		85,622

Operating expenses:
Sales, marketing and distribution expenses	13,114	11,462	37,184		33,531
General and administrative expenses	3,374	1,593	6,802		5,056
Gain on sale of property, plant and equipment	—	(525)	—		(525)
Amortization expense—customer relationships	1,612	188	3,888		542
Operating income	20,178	16,635	60,410		47,018

Other expenses:
Interest expense, net	12,374	11,009	40,028		32,796
Income before income tax expense	7,804	5,626	20,382		14,222
Income tax expense	2,958	2,183	7,725		5,518
Net income	$4,846	$3,443	12,657		8,704

Earnings per share calculations:
Basic and diluted distributed earnings per share:
Class A common stock	$0.21	$0.21	$0.72	(1)	$0.64
Basic and diluted earnings (loss) per share:
Class A common stock	$0.13	$0.18	$0.49		$0.49
Class B common stock	$—	$(0.03)	$(0.23)		$(0.15)

(1)       “Distributed earnings” differs from actual per share amounts paid as dividends as the earnings per share computation under GAAP requires the use of the weighted average rather than the actual number of shares outstanding.

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities

(Dollars in thousands)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006

Net income	$4,846	$3,443	$12,657	$8,704
Income tax expense	2,958	2,183	7,725	5,518
Interest expense, net	12,374	11,009	40,028	32,796
Depreciation and amortization	3,843	1,959	9,706	5,863
EBITDA(1)	24,021	18,594	70,116	52,881
Income tax expense	(2,958)	(2,183)	(7,725)	(5,518)
Interest expense, net	(12,374)	(11,009)	(40,028)	(32,796)
Deferred income taxes	3,102	2,116	6,944	4,910
Amortization of deferred financing costs	792	710	2,397	2,122
Gain on sale of property, plant and equipment	—	(525)	—	(525)
Write off of deferred debt issuance costs	—	—	1,769	—
Changes in assets and liabilities, net of effects of business combination	(3,213)	(3,571)	(12,273)	(2,898)
Net cash provided by operating activities	$9,370	$4,132	$21,200	$18,176

  (1)               EBITDA is a measure used by management to measure operating performance. EBITDA is defined as net income before net interest expense, income taxes, depreciation, and amortization. Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit facility and the indentures governing the senior notes and the senior subordinated notes contain ratios based on these measures. As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions, if any, and pay its income taxes and dividends, if any. Rather, EBITDA is a potential indicator of an entity’s ability to fund these cash requirements. EBITDA also is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.